Exhibit 99.1

Company Contact:	Investor Relations Contacts:
E-Z-EM, Inc.	Lippert/Heilshorn & Associates, Inc.
Tom Johnson x3317	Kim Sutton Golodetz (kgolodetz@lhai.com)
(800) 544-4624	(212) 838-3777
www.ezem.com	Bruce Voss (bvoss@lhai.com)
(310) 691-7100
www.lhai.com

E-Z-EM REPORTS RESULTS FOR

THIRD QUARTER OF FISCAL 2005

Conference call to begin at 10:00 a.m. Eastern Time Friday, April 8

LAKE SUCCESS, N.Y. (April 7, 2005) – E-Z-EM, Inc. (Amex: EZM) today announced financial results for the quarter and nine months ended February 26, 2005. Highlights of the fiscal 2005 third quarter and recent weeks include:

•	Net sales were $30.8 million, up 24%, due in part to the voluntary recall of a competitor’s liquid barium product line as well as continued growth in CT product sales
•	CT product sales were up 51%, compared with the prior-year third quarter
•	Gross margins improved to 41.3% from 39.1% in the fiscal 2004 third quarter
•	Common stock trading on NASDAQ National Market to begin April 12, 2005

Net sales for the third quarter were $30.8 million, up 24% compared with net sales of $25.0 million for the third fiscal quarter of 2004. Sales growth benefited from a voluntary recall by Mallinckrodt, a division of Tyco International Ltd. and an E-Z-EM competitor, of their liquid barium products. The Company estimates that $3.3 to $3.7 million of sales growth for the quarter was attributable to this recall, with the balance attributable to organic sales growth of CT products such as the Smoothie line of oral contrasts and the Empower family of injectors. CT product sales increased $4.3 million, or 51%, in the quarter, and X-ray fluoroscopy product sales were up $1.2 million, or 12%, inclusive of the recall impact.

Gross margins improved to 41.3% from 39.1% as a percentage of sales in the year-ago quarter, reflecting favorable changes in sales product mix and benefits from the first phase of the Company’s Manufacturing, Streamlining and Restructuring (MSR) program, which was completed during fiscal 2004.

Operating profit increased sharply to $1.7 million for the third quarter of fiscal 2005 from $0.2 million for the third quarter of fiscal 2004, reflecting the impact of the Mallinckrodt recall as well as strong sales of CT contrast agents and Empower® injectors. Operating expenses increased to $11.0 million from $9.5 million in the prior-year quarter due to an increase in selling and administrative costs ($1.0 million), research and development expenses ($0.4 million) and MSR costs ($0.1 million). The second phase of the MSR program, which is on target for completion by fiscal year end, cost $0.6 million in the current quarter compared to phase one MSR cost of $0.5 million in the prior-year quarter.

Other income during the fiscal 2005 third quarter was $1.5 million, compared with $0.9 million for the comparable quarter in fiscal 2004. The increase is attributable to increased gains on foreign currency exchange of $0.4 million and gains on sales of non-core equity securities of $0.3 million, partially offset by reduced interest income of $0.1 million.

For the third quarter of fiscal 2005, the Company’s effective tax rate of 10% differed from the statutory federal rate of 34%, due primarily to the reversal of tax valuation allowances relating to the sales of non-core equity securities and the closure of the Company’s Puerto Rico subsidiary. In the prior-year period, the creation of a tax valuation allowance relating to losses of the Puerto Rico subsidiary was primarily responsible for the relatively high effective tax rate of 52%.

Earnings from continuing operations for the fiscal 2005 third quarter were $2.9 million, or $0.27 per diluted share, compared with earnings from continuing operations of $0.5 million, or $0.05 per diluted share, for the prior-year quarter.

For the nine months ended February 26, 2005, net sales were $81.1 million, up 11% compared with net sales of $72.9 million for the nine months ended February 28, 2004. Gross profit increased 21% to $34.6 million from $28.6 in the prior-year period, and, as a percentage of sales, improved to 42.7% from 39.3%. Operating profit was $2.4 million, compared with $0.5 million last year. Earnings from continuing operations for the first nine months of fiscal 2005 were $4.4 million, or $0.40 per diluted share, up sharply compared with $1.1 million, or $0.11 per diluted share, in the prior-year period.

Commenting on the results, Anthony A. Lombardo, president and CEO of E-Z-EM, said, “This has been an outstanding quarter for E-Z-EM both financially and operationally. During the voluntary recall of Mallinckrodt’s liquid barium business, we demonstrated our responsiveness to the marketplace through a time of critical need. Currently, we expect Mallinckrodt will be back in production by the end of May 2005, and we expect them to aggressively attempt to recapture this business. We are now focusing our efforts on retaining as much of this business as possible over the long term. We believe that the quality of our products and our ability to quickly serve market needs has been well-recognized during this period.

“In addition, our base business also performed well. We estimate that our net sales increased approximately 9% over last year’s fiscal third quarter, excluding the impact of the Mallinckrodt recall. E-Z-EM also recorded strong sales in many of our other CT products, particularly our Empower CT® and CTA® injectors. The injector business continues to grow at double-digit rates over the previous year, and was recently rated Number One in user satisfaction by MD Byline.

“We continue to be very pleased with the results of the early clinical studies recently reported for VoLumen®, our next-generation, low-density barium sulfate suspension for use as an oral contrast in Multidetector CT (MDCT) and PET/CT studies, and with the interest this research has generated among radiologists. We are confident that these initial results will be validated by additional studies scheduled to be presented in the near-term. The market introduction of VoLumen is still in its early phase, and the initial response has been very positive.

“Finally, approval to list our common stock on The NASDAQ National Market represents an important milestone in our corporate development and we believe will better position the Company as a technology solutions provider. We believe NASDAQ trading will have a positive impact on the liquidity of our stock and increase the visibility of our Company, while at the same time providing investors with the best prices, the fastest execution and the lowest cost per trade. Trading will begin on April 12, 2005 under the NASDAQ symbol EZEM.”

E-Z-EM had cash, cash equivalents and short-term marketable securities as of February 26, 2005 of $25.7 million, compared with $24.5 million, from continuing operations, as of May 29, 2004.

Due to a number of unusual items, the Company is providing an additional pro forma table along with reported results as a convenience to investors who may want clarification on the impact of the Company’s MSR program, the sales of non-core equity securities and the tax benefit E-Z-EM recorded this quarter related to the closing of operations in Puerto Rico last year. The table is presented to assist investors in understanding the impact of these aforementioned programs on continuing operations and clarify comparisons with the prior year.

Conference Call

E-Z-EM management will host a conference call to discuss these results on Friday, April 8, 2005 beginning at 10:00 a.m. Eastern Time. To participate in the call, please dial (877) 815-7177 from the U.S., or (706) 679-0753 from outside the U.S. A telephone replay of the call will be accessible for a limited time following completion of the call by dialing (800) 642-1687 or (706) 645-9291, and entering reservation number 5171909. In addition, participants may access the call over the Internet by visiting the Company’s Web site at www.ezem.com. The call will be archived there for a limited period of time.

About E-Z-EM, Inc.

E-Z-EM is a leading manufacturer of contrast agents for gastrointestinal radiology. The Company recently introduced VoLumen® the next generation low-density barium sulfate suspension for use as an oral contrast in Multidetector CT (MDCT) and PET/CT studies. It also offers the only family of CT injectors on the market, EmpowerCT® with patented EDA™ technology, that can help detect contrast extravasation, and offers a complete product set for the virtual colonoscopy practitioner. This product line consists of virtual colonoscopy hardware, software, nutritional prep kits and bowel cleaners, tagging agents and a carbon dioxide colon insufflation system.

The statements made in this document contain certain forward-looking statements. Words such as “expects,” “intends,” “anticipates,” “plans,” “believes,” “seeks,” “estimates” or variations of such words and similar expressions, are intended to identify such forward-looking statements. The forward-looking statements contained in this release may involve numerous risks and uncertainties, known and unknown, beyond the Company’s control. Such risks and uncertainties include: the ability of the Company to develop its products; the extent and duration of the Mallinckrodt recall of liquid barium products; continued growth in CT product sales; the results of future research studies, market acceptance and sales of VoLumen® successful completion and the amount of realized savings from the Company’s MSR program; future actions by the FDA or other regulatory agencies, overall economic conditions, general market conditions, prices increases of raw materials and components, foreign currency exchange rate fluctuations as well as the risk factors listed from time to time in the SEC filings of E-Z-EM, Inc., including but not limited to its Form 10-Q for the quarter ended November 27, 2004 and its Annual Report on Form 10-K for the fiscal year ended May 29, 2004. Consequently, actual future results may differ materially from the anticipated results expressed in the forward-looking statements, and investors are cautioned not to place undue reliance on the forward-looking statements included in this release.

(Tables to follow)

E-Z-EM, Inc. and Subsidiaries
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)

	February 26, 2005	May 29, 2004
	(unaudited)	(1)
Assets

Current assets
Cash, cash equivalents and debt and equity securities	$25,716	$24,464
Accounts receivable, net	21,141	16,673
Inventories	22,405	18,901
Other current assets	6,729	5,792
Current assets of discontinued operation		40,290

Total current assets	75,991	106,120

Property, plant & equipment - at cost, net	17,076	15,415
Other non-current assets	10,493	11,649
Non-current assets of discontinued operation		9,352

Total assets	$103,560	$142,536

Liabilities and Stockholders’ Equity

Current liabilities
Accounts payable	$6,158	$4,415
Accrued liabilities	7,335	6,557
Other current liabilities	711	768
Current liabilities of discontinued operation		5,744

Total current liabilities	14,204	17,484

Other long-term liabilities	3,870	3,666
Non-current liabilities and minority interest
of discontinued operation		9,611
Stockholders’ equity	85,486	111,775

Total liabilities and stockholders’ equity	$103,560	$142,536

(1)	Information derived from audited financial statements.

E-Z-EM, Inc. and Subsidiaries
CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS
(unaudited)
(in thousands, except per share data)

		Three Months Ended			Nine Months Ended

		Feb. 26, 2005	Feb. 28, 2004		Feb. 26, 2005	Feb. 28, 2004

Net sales		$30,833	$24,950		$81,067	$72,879
Cost of goods sold		18,106	15,207		46,462	44,255

Gross profit		12,727	9,743		34,605	28,624

Operating expenses	(1)	10,993	9,510	(2)	32,185	28,162

Operating profit	(1)	1,734	233	(2)	2,420	462

Other income (expense), net		1,495	908		2,503	1,815

Earnings from continuing operations
before income taxes		3,229	1,141		4,923	2,277

Income tax provision		311	593		551	1,182

Earnings from continuing operations		2,918	548		4,372	1,095

Earnings from discontinued operation,
net of income tax provision			681		1,228	1,604

Net earnings		$2,918	$1,229		$5,600	$2,699

Basic earnings per common share
From continuing operations		$0.27	$0.05		$0.41	$0.11
From discontinued operation,
net of income tax provision		0.00	0.07		0.11	0.15

Net earnings		$0.27	$0.12		$0.52	$0.26

Diluted earnings per common share
From continuing operations		$0.27	$0.05		$0.40	$0.11
From discontinued operation,
net of income tax provision		0.00	0.07		0.11	0.15

Net earnings		$0.27	$0.12		$0.51	$0.26

Weighted average common shares
Basic		10,772	10,348		10,751	10,261
Diluted		10,960	10,683		10,943	10,544

(1)	Current quarter amount includes plant closing and operational restructuring costs of $649,000; prior quarter amount includes plant closing and operational restructuring costs of $500,000.

(2)	Current nine-month amount includes plant closing and operational restructuring costs of $2,074,000; prior nine-month amount includes plant closing and operational restructuring costs of $1,700,000.

E-Z-EM, Inc. and Subsidiaries
PRO FORMA FINANCIAL INFORMATION
(unaudited)
(in thousands, except per share data)

	Three Months Ended		Nine Months Ended

	Feb. 26, 2005	Feb. 28, 2004	Feb. 26, 2005	Feb. 28, 2004

Operating profit - as reported	$1,734	$233	$2,420	$462
Add:
MSR I project costs		500		1,700
MSR II project costs	649		2,074

Operating profit - pro forma	$2,383	$733	$4,494	$2,162

Earnings from continuing operations - as reported	$2,918	$548	$4,372	$1,095
Add:
MSR I project costs		438		1,508
MSR II project costs	428		1,369
Less:
Gains on sales of non-core
equity securities	979	434	2,385	655
Tax benefit on losses of Puerto
Rican subsidiary	548		548

Earnings from continuing operations - pro forma	$1,819	$552	$2,808	$1,948

Diluted earnings per common share from
continuing operations - as reported	$0.27	$0.05	$0.40	$0.11
Add:
MSR I project costs		0.04		0.14
MSR II project costs	0.04		0.13
Less:
Gains on sales of non-core
equity securities	0.09	0.04	0.22	0.06
Tax benefit on losses of Puerto
Rican subsidiary	0.05		0.05

Diluted earnings per common share from
continuing operations - pro forma	$0.17	$0.05	$0.26	$0.19

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